EXHIBIT 99.1

PRESS RELEASE

For Immediate Release	Contact: Tina Malvasi 475-0741

ALLIANCE BANK, N. A. CONSUMMATES PURCHASE

OF PORTION OF HSBC TRUST BUSINESS

SYRACUSE, NY, FEBRUARY 22, 2005- Alliance Bank, N.A., a wholly owned subsidiary of Alliance Financial Corporation (NASDAQ: ALNC), headquartered in Syracuse, NY, has completed the previously announced acquisition of a portion of the personal trust business of HSBC, USA, N.A., based in Delaware. The transaction brings to over $800 million Alliance Bank’s assets under management and is expected to be immediately accretive to the bank’s earnings.

“We’re very pleased with this transaction,” said Jack H. Webb, Alliance Financial Corporation Chairman, President and Chief Executive Officer. “It diversifies our earnings by adding to our non-interest income, a stated goal of Alliance Bank. It also demonstrates our ability to undertake accretive transactions as we execute our aggressive growth plan.”

To service the acquired trust accounts, Alliance Bank has hired 13 Buffalo-based employees of HSBC’s Trust Administration Center, which previously serviced the accounts, and has opened its own center in that city. “Having a seasoned and highly professional team in place will make the transition a smooth process,” said Webb. “It ensures continuity of service for our customers as we move forward.”

The Trust Administration Center, while locally managed, will be under the direction of the bank’s Syracuse-based Trust and Investment Department.

Sandler O’Neil & Partners, L.P. represented Alliance Bank and Berkshire Capital Corporation represented HSBC in the transaction.

Alliance Bank is a nearly $900 million Central New York commercial bank with 20 branch offices in Cortland, Madison, Oneida and Onondaga Counties. It is headquartered in Syracuse.

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This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; and (9) other factors detailed from time to time in the Company’s SEC filings.